STOCK PURCHASE AND VOTING RIGHTS AGREEMENT

     THIS AGREEMENT, made and entered into this 1st day of August
1999, by and between George J. Georges. hereinafter called the "Seller" and WFD Partnership and/or assigns, hereinafter called the "Buyer'.

     WITNESSETH:

     WHEREAS, Seller owns, of record 1,000,000 of the issued and outstanding shares of stock of Environmental Monitoring & Testing
Corporation; and

     WHEREAS, the Seller desires to sell to the Buyer, and the latter desires to purchase from Seller, 900,000 shares of stock of Corporation, and

     WHEREAS. the parties desire to stipulate all the terms, conditions and covenants of such purchase and sale;

     NOW, THEREFORE, in consideration of the premises, the representations, warranties and mutual covenants contained herein, IT IS AGREED:

                           ARTICLE I
            REPRESENTATIONS AND WARRANTIES OF SELLER

     The Seller represents, warrants, covenants and agrees that the following are true and correct on the date hereof and will continue true and correct on each day through the closing date as though made as and of such date:

     1.1 Organization and Qualification. Corporation is duly organized and existing under the laws of the State of Delaware and is entitled to carry on its business at and in the place where such business is now conducted.

     1.2 Capital Stock The authorized capital stock of Corporation consists solely of 30,000,000 shares of $ .01 par value common stock of which 6,184,000 shares are issued and outstanding, and of which the Corporation holds 2,373,817 as treasury stock and 3,810,183 shares are held by the public including Seller. All of said issued shares are duly and validly issued, fully paid and non assessable. Sellers shares are free and clear of any pledge, lien, encumbrance or agreement of any kind restricting transfer or sale. Seller is not subject to any disability restricting the transfer contemplated by this agreement and Seller has valid and marketable title to the shares held by Seller, with full legal right power and authority to execute, deliver and perform Sellers obligations under this agreement and to transfer and deliver Seller's shares of Corporation to Buyer in the manner provided by this agreement.

     1.3 Options, Etc. There are no outstanding options, warrants, rights, contracts or agreements of any kind for the issuance (upon conversion, exercise or otherwise) or sale of any additional capital stock of Corporation or for the issuance or sale of any other securities or obligations of Corporation or for the purchase by Corporation of any of its shares. There are no other securities of Corporation issued and outstanding other than those set forth in Paragraph 1.2 hereof.

     1.4 Disclosure. No statement of fact by Seller in this agreement or in any statement furnished or to be furnished to Buyer pursuant hereto or in connection with any transaction contemplated hereby contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements herein or therein not misleading.

                           ARTICLE II
                         SALE OF STOCK

     Subject to and in reliance upon the representations, warranties, covenants and agreements herein contained and subject to the terms and conditions herein stated.

     2.1 Agreement to Sell. Seller agrees to sell, transfer and deliver to Buyer on the closing date 900,000 of the issued and outstanding capital stock of Corporation and Buyer agrees to purchase from Seller on the closing date said stock at and for a total purchase price of Two Hundred Forty-Seven Thousand Five Hundred ($247,500.00) Dollars. The total purchase price shall be payable at closing by cashier's check or wire transfer.

     2.2 Voting Rights. From the date of this contract until the date of closing, Seller hereby transfers to Buyer an irrevocably proxy to all voting rights pertaining to the 900,000 shares provided for herein.

     2.3 Closing Date. The closing of the sale provided by this agreement shall be made at the office of Buyer or at a mutually designated place at 1:00 o'clock P.M., on or before the 3rd day of December, 2000 (the "closing date"), unless accelerated or extended by mutual agreement of the parties.

     2.4 Closing. At the closing Seller shall deliver to Buyer
900.000 shares of the issued and outstanding shares of stock of Corporation duly endorsed for transfer or accompanied by duly executed stock powers wit medallion signatures guaranteed by a commercial bank, in exchange for the payment and delivery to Seller of the purchase price represented by a cashier's or certified check or wire transfer, all as provided in Paragraph 2.1.

                          ARTICLE III
                         MISCELLANEOUS

     3.1 Governing Law. This agreement shall be construed and enforced under the laws of the state of Florida.

     3.2 Successors and Assigns. This agreement shall be binding upon and inure to the benefit of the Buyer, his heirs, personal representatives and assigns, and to Seller, his heirs, personal representatives and assigns.

     3.3 Legal and Accounting Fees. Since this agreement is for the exchange by Seller of his stock in Corporation, Corporation shall not be charged with any legal or accounting fees for services rendered relating to this agreement negotiation therefor, or consummation thereof.

     3.4 Notice. All notices necessary or desired to be given hereunder shall be in writing and sent by certified or registered mail, postage prepaid, if for Seller addressed to 6445 Via Rosa, Boca Raton, FL 33433 and if for Buyer addressed to 4811 NW 98th Way Coral Springs, FL 33076 or to such other address as any of the parties hereto may designate by certified mail, as above provided, will be deemed given when deposited in the United States mails.

     3.5 Representations and Warranties to Survive Closing. All representations, warranties and agreements made by any party hereto in this agreement or pursuant hereto shall survive the closing date of this agreement All statements contained herein or in any certificate, exhibit list or other document shall be deemed to be representations and warranties.

     3.6 Headings. The various headings used in this agreement are for convenience only and shall not be used in interpreting the text of the agreement

     3.7 Counterparts. This agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute together one and the same instrument A faxed signature shall, for the purpose of this agreement be deemed an original.

     IN WITNESS WHEREOF, the undersigned have executed this Stock
Purchase Agreement on the day and year first above written.

In the Presence of

                                            Seller

    /s/ unreadable                          /s/ George J. Georges


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